As filed with the Securities and Exchange Commission on March 21, 2025

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GrowGeneration, Corp.
(Exact Name of Registrant as Specified in its Charter)

Colorado	46-5008129
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5619 DTC Parkway, Suite 900
Greenwood Village, Colorado 80111
(Address of Principal Executive Offices, including Zip Code)

GrowGeneration, Corp.
Second Amended and Restated 2018 Equity Incentive Plan
(Full Title of the Plan)

Darren Lampert
Chief Executive Officer
5619 DTC Parkway, Suite 900
Greenwood Village, Colorado 80111
(800) 935-8420
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Mitchell L. Lampert, Esq.
Anna Jinhua Wang, Esq.
Robinson & Cole LLP
1055 Washington Boulevard
Stamford, CT  06901
(203) 462-7559

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

 EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,500,000 shares of common stock, par value $0.001 per share (the “Common Stock”) of GrowGeneration, Corp., a Colorado corporation (the “Registrant” or “Company”), issuable under the GrowGeneration, Corp. 2018 Equity Incentive Plan (as amended and restated, the “2018 Plan”) following approval by the shareholders of the Registrant on June 20, 2024 of the second amendment and restatement to the 2018 Plan.

A Registration Statement of the Registrant on Form S-8 (File No. 333-226646) relating to the 2018 Plan was previously filed with the Securities and Exchange Commission (the “Commission”) on August 7, 2018 and amended on June 11, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Commission, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The Registrant will also provide, without charge, upon written or oral request, a copy of any and all of the documents incorporated by reference in the Section 10(a) prospectus. Requests should be directed to the Registrant at GrowGeneration, Corp., Attention: Chief Executive Officer, 5619 DTC Parkway, Suite 900, Greenwood Village, Colorado 80111; telephone number: (800) 935-8420.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference herein (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with Commission rules):

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2024, filed with the Commission on March 13, 2025; and

(c)
The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39146) filed with the Commission on November 27, 2019 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents which may be filed by the Registrant with the Commission pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be made a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 7-108-402 of the Colorado Business Corporation Act (the “CBCA”) provides, generally, that the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that any such provision shall not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 7-108-403 of the CBCA, or (iv) any transaction from which the director directly or indirectly derived an improper personal benefit.

Section 7-109-102(1) of the CBCA permits indemnification of a director of a Colorado corporation, in the case of a third party action, if the director (a) conducted himself or herself in good faith, (b) reasonably believed that (i) in the case of conduct in his or her official capacity, his or her conduct was in the corporation’s best interest, or (ii) in all other cases, his or her conduct was not opposed to the corporation’s best interest, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 7-109-103 further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation.

Section 7-109-102(4) of the CBCA limits the indemnification that a corporation may provide to its directors in two key respects. A corporation may not indemnify a director in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit. Sections 7-109-104 of the CBCA permits a corporation to advance expenses to a director, and Section 7-109-107(1)(c) of the CBCA permits a corporation to indemnify and advance litigation expenses to officers, employees and agents who are not directors to a greater extent than directors if consistent with law and provided for by the bylaws, a resolution of directors or shareholders, or a contract between the corporation and the officer, employee or agent.

Our bylaws include provisions that require the Company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our articles of incorporation do not contain any limiting language regarding director immunity from liability.

The Company currently maintains a directors and officers insurance policy insuring its past, present and future directors and officers, within the limits and subject to the limitations of the policy, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description of Exhibit
3.1	Certificate of Incorporation of GrowGeneration Corp. (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 as filed on November 9, 2015)
3.2	Amended and Restated Bylaws of GrowGeneration Corp. (Incorporated by reference to Exhibit 3(ii) to Form 8-K filed on March 11, 2020)
4.1	GrowGeneration Corp. Second Amended and Restated 2018 Equity Incentive Plan (incorporated by reference to Exhibit A to the Company’s Proxy statement on Schedule 14A filed on April 26, 2024)
5.1*	Opinion of Andrew I. Telsey, P.C.
23.1*	Consent of Andrew I. Telsey, P.C. (included in Exhibit 5.1)
23.2*	Consent of Grant Thornton LLP Independent Registered Public Accounting Firm
24.1*	Power of Attorney (included on signature page)
107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on the 21st day of March, 2025.

GrowGeneration, Corp.

By:	/s/ Darren Lampert
Darren Lampert
Chief Executive Officer

By:	/s/ Gregory Sanders
Gregory Sanders
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Darren Lampert and Gregory Sanders, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Darren Lampert	Chief Executive Officer and Director	March 21, 2025
Darren Lampert	(Principal Executive Officer)

/s/ Gregory Sanders	Chief Financial Officer	March 21, 2025
Gregory Sanders	(Principal Financial Officer)

/s/ Michael Salaman	President and Director	March 21, 2025
Michael Salaman

/s/ Stephen Aiello	Director	March 21, 2025
Stephen Aiello

/s/ Starlett Carter	Director	March 21, 2025
Starlett Carter

/s/ Eula Adams	Director	March 21, 2025
Eula Adams